Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement) is made and entered into as of April 29, 2013, by and between DYADIC INTERNATIONAL, INC., a Delaware corporation, with its principal place of business at 140 lntracoastal Pointe Drive, Suite 404, Jupiter, Florida 33477 (the "Company'1, and Danai Eric Brooks ("Employee") (the Company and Employee are sometimes hereinafter collectively referred to as the "parties" and individually as a "party." Certain capitalized terms used in this Agreement are defined in Article VII hereof).

RECITALS:

WHEREAS, Employee will be employed by the Company as its Executive Vice President and Chief Operating Officer; and

WHEREAS, the Company wishes to assure itself of the services of Employee for the period provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereby agree as follows:

ARTICLE I
EMPLOYMENT RELATIONSHIP

1.1                Recitals. The Recitals to this Agreement are hereby incorporated herein and made a part hereof.

1.2              Employment. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ Employee to serve as the Company's Executive Vice President and Chief Operating Officer and Employee hereby accepts such employment, and agrees to perform all of his assigned duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike, ethical and efficient manner. Employee agrees to establish a residence in Florida within the first year of employment and his principal place of employment will be out of the Company's offices in Jupiter, Florida.

1.3               Duties; Reporting Authority. Employee shall have the normal and customary duties, responsibilities and authority of a Person holding the title and job description set forth in Section 1.2 hereof, and in addition, shall perform such other duties on behalf of the Company, as may be assigned to him by the Chief Executive Officer ("CEO') of the Company, or by the Company's Board of Directors (the "Board"). In connection with Employee's performance of his duties, he shall report directly and solely to the CEO.

1.4               Exclusive Employment. While employed by the Company, Employee agrees to devote his entire business time, energy, attention and skill to the Company (except for permitted vacation periods and reasonable periods of illness or other incapacity), and use his good faith best efforts to promote the interests of the Company. The foregoing shall not be construed as prohibiting Employee from spending such time as may be reasonably necessary to attend to his investments and personal and other affairs, so long as such activities do not materially conflict or materially interfere with Employee's obligations and/or timely performance of his duties to the Company hereunder. The Employee may serve on one (1) corporate board or advisory committee without the Company's advanced consent.

1.5                Employee Representations. Employee hereby represents and warrants to the Company that:

(a)                the execution, delivery and performance by Employee of this Agreement and any other agreements contemplated hereby to which Employee is a party do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he is bound;

(b)               Employee is not a party to or bound by any employment agreement, non- competition agreement or confidentiality agreement with any other Person (or if a party to such an agreement, Employee has disclosed the material terms thereof to the Company prior to the execution hereof and promptly after the date hereof shall deliver a copy of such agreement to the Company); and

(c)                Employee hereby acknowledges and represents that he has consulted with, or had the opportunity to consult with, independent legal counsel regarding his rights and obligations under this Agreement and fully understands the terms and conditions contained herein.

1.6               Company Representations. The Company hereby represents and warrants to Employee that the execution, delivery and performance by the Company of this Agreement and any other agreements contemplated hereby to which the Company is a party do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound.

1.7                Indemnification.

(a)                By Employee. Employee shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, judgments, costs, expenses, or liabilities incurred by the Company arising out of or in connection with the breach of any representation or warranty of Employee contained in this Agreement.

(b)                 By the Company. The Company shall indemnify and hold Employee harmless from and against any and all claims, demands, losses, judgments, costs, expenses, or liabilities incurred by Employee arising out of or in connection with the breach of any representation or warranty of the Company contained in this Agreement. Further, the Company shall defend, indemnify and hold harmless Employee to the fullest extent permitted by applicable law and the bylaws of the Company, and he shall also be covered under the Company's directors and officers liability insurance policy paid for by the Company. The Company shall maintain tail coverage following the Employee's departure or in the event of a Change of Control (as defined below).

ARTICLE II
PERIOD OF EMPLOYMENT

2.1               Employment Period. Employee shall begin employment with the Company on or about the 151 day of May, 2013 and shall continue to be an employee of the Company until the date fixed by the provisions of Section 2.2 hereof, subject to the early termination provisions of Article V hereof (the "Employment Period").

2.2               Term of Employment Period. The Employment Period shall begin on the date hereof and shall continue until terminated as provided herein. The Employment Period shall renew daily such that the remaining unexpired term of the Agreement shall be twelve (12) months, until the date that the Company or Employee provides the other with notice of non-renewal, in which case, Employee may be eligible for severance pursuant to Section 5 of this Agreement.

ARTICLE Ill
COMPENSATION

3.1              Annual Base Compensation. The Company shall pay to Employee an annual base salary (the "Annual Base Compensation") in the amount of $275,000. The Annual Base Compensation shall be paid in regular installments in accordance with the Company's general payroll practices, and shall be subject to the payment by the Company of all required federal, state and local withholding taxes. Employee's Annual Base Compensation shall be reviewed for increases by the Company's CEO and the Compensation Committee of the Board (the "Compensation Committee") annually.

3.2                Annual Target Bonuses. In respect of each calendar year falling within the Employment Period, Employee shall be eligible to earn an annual bonus of up to forty percent (40%) of Employee's Annual Base Compensation for that calendar year based on the results of operations of the Company, and the individual performance of Employee, as determined by the Compensation Committee in its sole discretion (the "Annual Target Bonus"). The amount of the Annual Target Bonus, if any, which is earned by Employee (the "Bonusable Amount") shall be paid by the Company to Employee following the close of the Company's calendar year consistent with the timing of similar bonus payments being made to other executives of the Company for such year, subject to Employee's continued employment through December 31 of the applicable calendar year. In the absolute discretion of the Company's Compensation Committee, Employee may be entitled to receive an additional discretionary bonus, as and if the Company shall determine from time to time. Any Bonusable Amount or other bonus due to Employee hereunder will be payable not later than March 15th following the close of the calendar year for which the bonus was earned.

3.3                Equity Grants.

(a)                Stock Option. Employee will be granted a stock option to purchase 400,000 shares of the Company's common stock (the "Option") pursuant to the Company's 2011 Equity Incentive Award Plan (the "Plan"). The exercise price per share of the Option will be equal to the fair market value per share of the Company's common stock on the date the Option is granted. The term of the Option will be 1o years from the grant date, subject to earlier expiration in the event of the termination of Employee's services to the Company or as otherwise provided by the Plan. Subject to the accelerated vesting provisions set forth in Sections 3.6 and 5.2(c), the Option will vest and become exercisable at the rate of 1/48th of the total number of Option shares on each monthly anniversary of Employee's employment start date with the Company, subject to Employee's continuous service with the Company through each vesting date.

(b)                 RSUs. Employee will also be granted 69,000 Restricted Stock Units ("RSUs") of the Company pursuant to the Plan. Subject to the accelerated vesting provisions set forth in Sections 3.6 and 5.2(c), the RSUs will vest as to 1/36th of the total RSUs on each monthly anniversary of Employee's employment start date with the Company, subject to Employee's continuous service with the Company through each vesting date.

3.4                Retention Bonus. The Company shall also pay Employee an aggregate retention bonus of $100,000 (the "Retention Bonus"), which will be paid in two (2) installments of $50,000 on each of the second and third annual anniversaries of Employee's employment start date with the Company, subject to Employee's continuous service through each such applicable anniversary date.

3.5               Transaction and Joint Venture Compensation. Should the Company enter into licensing, joint venture or other partnership agreements with CEO and/or approval by the Company's Board of Directors (each, a "Transaction Agreement'') during the Employment Period or within three (3) months following Employee's Termination by the Company Without Cause or Employee's Resignation for Good Reason, the Employee shall receive the following:

(a)                 For Transaction Agreements with parties on Schedule A that are signed during calendar year 2013, the Employee shall receive a cash payment equal to 1.0% of the aggregate licensing fee, and technology transfer and /or access fees, which will be paid to Employee in a single lump sum within thirty (30) days of the parties receipt of the funds by the Company; provided, however, Employee shall not be eligible to receive any such payment with respect to Transaction Agreements entered into in 2013 with Purac and BASF.

(b)                 For all other Transaction Agreements signed, the Employee shall receive a cash payment equal to 2.0% of the aggregate licensing fee, and technology transfer and /or access fees, which will be paid to Employee in a single lump sum within thirty (30) days of the parties receipt of the funds by the Company.

The amounts earned by Employee as a result of the Company entering into the Transaction Agreements pursuant to this Section 3.5 are referred to herein as the "Transaction Consideration". For avoidance of doubt, the Transaction Consideration excludes research and commercial milestones, facility fees, royalty payments or any other forms of future payments other than the cash received by the Company as a licensing fee, technology transfer and/or access fee.

(c)                 In addition, if the Company forms a joint venture with another entity and such other party contributes capital in the form of cash to the joint venture, then Employee will receive a cash payment equal to 2.0% of such cash capital contribution (except for joint ventures with those parties listed on Schedule A during 2013, in which case, the cash payment will equal 1.0% of such cash capital contribution), which will be paid to Employee in a single lump sum within thirty (30) days of the receipt of such capital contribution, subject to Employee's continuous service to the Company through the date of such capital contribution or within three (3) months following Employee's Termination by the Company Without Cause or Employee's Resignation for Good Reason.

The amounts payable pursuant to this Section 3.5 are not earned unless and until the payment is received by the Company or a cash capital contribution is made to the Company pursuant to a Transaction Agreement or joint venture, respectively, and is also subject to Employee's continuous service to the Company through the signing of the Transaction Agreement or the entering into the joint venture, as applicable. In no event will any payment be made hereunder later than March 15th following the close of the calendar year for which the Transaction Consideration or joint venture amount is earned, provided, that Section 5.2(c) shall apply for Transaction Agreements and/or joint ventures entered into within three (3) months following Employee's Termination by the Company Without Cause or Employee's Resignation for Good Reason.

3.6                Change of Control. In the event of a Change of Control that occurs during Employee's continuous service with the Company, Employee shall receive the following benefits and payments:

(a)               Vesting Acceleration. 100% of the then unvested and outstanding stock options, RSUs and other Company equity awards held by Employee shall become vested and if applicable, exercisable, as of immediately prior to the closing of a Change of Control.

(b)                Bonus. Employee shall receive a lump sum cash payment equal to one year of Employee's Annual Base Compensation plus Employee's Annual Target Bonus for the year in which the Change of Control occurs (assuming all applicable performance goals and all the applicable conditions are 100% satisfied}, which shall be paid to Employee within thirty (30) days of the closing of such Change of Control.

For the avoidance of doubt, in the event of Employee's Termination by the Company Without Cause or Resignation for Good Reason upon, or within six (6) months following, a Change of Control, Employee shall only be entitled to receive the vesting acceleration and bonus payable pursuant to this Section 3.6 and shall not be entitled to any severance pursuant to Section 5.2(c) below.

For purposes of this Agreement, "Change of Control" shall have the same meaning as defined in the Plan.

3.7               Expenses. During the Employment Period, Employee shall be entitled to reimbursement of all travel, entertainment and other business expenses reasonably incurred in the performance of his duties for the Company, upon submission of all receipts and accounts with respect thereto, and approval by the Company thereof, in accordance with the business expense reimbursement policies adopted by the Company from time to time. In addition, during the Employment Period, Employee shall receive reasonable expense reimbursement for relocating to Florida, including, but not limited to, transportation, moving costs and one month temporary housing. For clarity, Employee shall not be entitled to receive any reimbursement for personal, non-relocation related, travel between New York and Florida or for more than one month of temporary housing. Any such reimbursement that would constitute nonqualified deferred compensation subject to Internal Revenue Code Section 409A, the regulations and other guidance there under and any state law of similar effect (collectively "Sec.409A") shall be subject to the following additional rules: (a) no reimbursement of any such expense shall affect Employee's right to reimbursement of any other such expense in any other taxable year, (b) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred, and (c) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

3.8                Vacation. In respect of each calendar year falling within the Employment Period, Employee shall be entitled to four (4) weeks of vacation, or if greater, the number of weeks of vacation proscribed by the vacation policies of the Company then in effect from time to time, provided that unused vacation may be used by Employee in the following calendar year only in accordance with and as permitted by the Company's then current vacation policies in effect from time to time.

3.9               Other Fringe Benefits. During the Employment Period, if, as and when they are being provided to other employees of the Company holding positions with the Company comparable to Employee's position, Employee shall also be entitled to receive the same fringe benefits offered to such employees including, but not limited to, health insurance benefits, disability benefits and retirement benefits. For avoidance of doubt, Employee shall not necessarily be entitled to the same fringe benefits as the CEO.

3.10            Other Incentive Compensation. Employee shall be eligible to participate during the Employment Period in such incentive plans, stock option plans, stock purchase plans and any other long-term compensation plans, programs or arrangements which may be adopted by the Company and applicable to Employee as determined by the Company's Compensation Committee, in its sole discretion.

ARTICLE IV
COVENANTS OF EMPLOYEE

4.1              Proprietary Rights. Employee hereby expressly agrees that all research, Biological Materials, discoveries, inventions and innovations (whether or not reduced to practice or documented), improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether patentable or unpatentable, and whether or not reduced to writing), trade secrets (being information about the business of the Company which is considered by the Company to be confidential and is proprietary to the Company) and confidential information, copyrightable works, and similar and related information (in whatever form or medium), which (x) either (i) relate to the Company's actual or anticipated business, research and development or existing or Mure products or services or (ii) result from any work performed by Employee for the Company and (y) are conceived, developed, made or contributed to in whole or in part by Employee during the Employment Period ("Work Product") shall be and remain the sole and exclusive property of the Company. Employee shall communicate promptly and fully all Work Product to the Company.

(a)                 Work Made for Hire. Employee acknowledges that, unless otherwise agreed in writing by the Company, all Work Product eligible for any form of copyright protection made or contributed to in whole or in part by Employee within the scope of Employee's employment by the Company during the Employment Period shall be deemed a "work made for hire" under the copyright laws and shall be owned exclusively by the Company.

(b)                 Assignment of Proprietary Rights. Employee hereby assigns, transfers and conveys to the Company, and shall assign, transfer and convey to the Company, all right, title and interest in and to all inventions, ideas, improvements, designs, processes, trademarks, service marks, trade names, trade secrets, trade dress, data, discoveries and other proprietary assets and proprietary rights in and of the Work Product (the "Proprietary Rights for the Company's exclusive ownership and use, together with all rights to sue and recover for past and future infringement or misappropriation thereof, which shall enjoy exclusive ownership and use, together with all rights to sue and recover for past and Mure infringement or misappropriation thereof.

(c)                Further Instruments. At the request of the Company, at all times during the Employment Period and thereafter, Employee will promptly and fully assist the Company as the case may be) in effecting the purpose of the foregoing assignment, including but not limited to the further acts of executing any and all documents necessary to secure for the Company such Proprietary Rights and other rights to all Work Product and all confidential information related thereto, providing cooperation and giving testimony.

(d)                Inapplicability of Section 4. 1 In Certain Circumstances. The Company expressly acknowledges and agrees that, and Employee is hereby advised that, this Section 4.1 does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on Employee's own time, unless (i) the invention relates to the business of the Company or to the Company's actual or demonstrably anticipated research or development or (ii) the invention results from any work performed by Employee for the Company.

4.2               Ownership and Covenant to Return Documents. Employee agrees that all Work Product and all documents or other tangible materials (whether originals, copies or abstracts), including without limitation, price lists, quotation guides, outstanding quotations, books, records, manuals, files, sales literature, training materials, customer records, correspondence, computer disks or print-out documents, contracts, orders, messages, phone and address lists, invoices and receipts, and all objects associated therewith, which in any way relate to the business or affairs of the Company, either furnished to Employee by the Company or prepared, compiled or otherwise acquired by Employee during the Employment Period, shall be the sole and exclusive property of the Company. Employee shall not use, copy or duplicate any of the aforementioned documents or objects, nor remove them from the facilities of the Company, nor use any information concerning them except for the benefit of the Company, either during the Employment Period or thereafter. Employee agrees that he will deliver all of the aforementioned documents and objects that may be in his possession to the Company on the termination of his employment with the Company, or at any other time upon the Company's request, together with his written certification of compliance with the provisions of this Section 4.2 in the form of Exhibit A to this Agreement in accordance with the provisions of Section 5.3 hereof.

4.3                Non-Disclosure Covenant. Fora period commencing on the date of this Agreement and ending on the last to occur of five (5) years following the date of execution of this Agreement or three (3) years following the date of the termination of the Employment Period (the "Non-Disclosure Period"), Employee shall not, either directly or indirectly, disclose to any "unauthorized person" or use for the benefit of Employee or any Person other than the Company any Work Product or any knowledge or information which Employee may acquire while employed by the Company (whether before or after the date of this Agreement) relating to (a) the financial, marketing, sales and business plans and affairs, financial statements, analyses, forecasts and projections, books, accounts, records, operating costs and expenses and other financial information of the Company, (b) internal management tools and systems, costing policies and methods, pricing policies and methods and other methods of doing business, of the Company, (c) customers, sales, customer requirements and usages and distributor lists, of the Company, (d) agreements with customers, vendors, independent contractors, employees and others, of the Company, (e) existing and future products or services and product development plans, designs, analyses and reports, of the Company, (f) computer software and databases developed for the Company, trade secrets, research, records of research, models, designs, drawings, technical data and reports of the Company, and (g) correspondence or other private or confidential matters, information or data whether written, oral or electronic, which is proprietary to the Company and not generally known to the public (individually and collectively confidential Information"), without the Company's prior written permission. For purposes of this Section 4.3, the term "unauthorized person" shall mean any Person who is not (i) an officer or director of the Company or an employee of the Company for whom the disclosure of the knowledge or information referred to herein is necessary for his performance of his assigned duties, or (ii) a Person expressly authorized by the Company to receive disclosure of such knowledge or information. The Company expressly acknowledges and agrees that the term "Confidential Information" excludes information which is (A) in the public domain or otherwise generally known to the trade, or {B) disclosed to third parties other than by reason of Employee's breach of his confidentiality obligations hereunder or (C) learned of by Employee subsequent to the termination of his employment hereunder from any other party not then under an obligation of confidentiality to the Company. Further, Employee covenants to the Company that in Employee's performance of his duties hereunder, Employee will not violate any confidentiality obligations he may have to any third Persons.

4.4              Non-Interference Covenants. Employee covenants to the Company that while Employee is employed by the Company hereunder and for the one (1) year period thereafter {the "Non-Interference Period"), he will not, for any reason, directly or indirectly: {a) solicit, hire, or otherwise do any act or thing which may induce any other employee of the Company to leave the employ or otherwise Interfere with or adversely affect the relationship {contractual or otherwise) of the Company, with any person who is then or thereafter becomes an employee of the Company; (b) do any act or thing which may interfere with or adversely affect the relationship (contractual or otherwise) of the Company with any vendor of goods or services to the Company or induce any such vendor to cease doing business with the Company; or (c) except for Competitive Activities (as defined in Section 4.5 hereof) engaged in by Employee after the expiration of the Non-Competition Period, do any act or thing which may interfere with or adversely affect the relationship (contractual or otherwise) of the Company with any customer of the Company or induce any such customer to cease doing business with the Company. Notwithstanding the foregoing, this Section 4.4 shall not apply in the event of Employee's Termination by the Company Without Cause or Resignation for Good Reason and shall not be deemed to have been breached or violated by {A) the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward any such employees, consultants or independent contractors of the Company or its successors or assigns ("General Advertisements"), (B) the hiring of any such employee, consultant or independent contractor of the Company if such employee, consultant or independent contractor responded to a General Advertisement without any inducement or solicitation prior to such response, or (C) the hiring, inducement or solicitation of any person who is not an employee, consultant or independent contractor of the Company at the time of the inducement or solicitation.

4.5               Covenant Not To Compete. Employee expressly acknowledges that (a) Employee's performance of his services for the Company hereunder will afford him access to and cause him to become highly knowledgeable about the Company's Confidential Information; (b) the agreements and covenants contained in this Section 4.5 are essential to protect the Confidential Information, business and goodwill of the Company and the restraints on Employee imposed by the provisions of this Section 4.5 are justified by these legitimate business interests of the Company; and (c) Employee's covenants to the Company set forth in this Section 4.5 are being made both in consideration of the Company's employment of Employee and other financial benefits of this Agreement. Accordingly, Employee hereby agrees that while Employee is employed by the Company and for the one (1) year period thereafter (the "Non-Competition Period"), Employee shall not, anywhere in the Applicable Territory, directly or indirectly, own any interest in, invest in, lend to, borrow from, manage, control, participate in, consult with, become employed by, render services to, or in any other manner whatsoever engage in, the development or sale of enzymes which is competitive with any fields of use actively being engaged in by the Company in the Applicable Territory.or actively (and demonstrably) being considered by the Company for entry into on the date of the termination of the Employment Period (collectively, "Competitive Activities"). Notwithstanding the foregoing, this Section 4.5 shall not apply in the event of Employee's Termination by the Company Without Cause or Resignation for Good Reason and Employee may (i) own, directly or indirectly, investments in the publicly traded securities of any corporation, provided that such investments do not amount to more than one percent (1%) of the outstanding securities of any class of such corporation, (ii) own securities in any venture capital, private debt or equity investment fund or similar investment entity that holds securities in an entity that may be engaged in Competitive Activities or own, as a passive investment, securities in a privately held entity, provided that, the number of shares of such entity's securities that are owned beneficially by Stockholder represent less than five percent (5%) of the total number of outstanding shares of such entity's securities, (iii) work for a venture capital or private equity fund that has portfolio companies that engages in Competitive Activities, so long as Employee does not actively participate in the relationship between such fund and the portfolio companies that engage in the Competitive Activities, or (iv) engage or participate in any activity consented to In advance in writing by the Company.

4.6               Remedies For Breach. If Employee commits a breach, or threatens to commit a breach, of any of the provisions of this Article IV, the Company shall have the right and remedy, in addition to any other remedy that may be available at law or in equity, to have the provisions of this Article IV specifically enforced by any court having equity jurisdiction, by the entry of temporary, preliminary and permanent injunctions and orders of specific performance, together with an accounting therefor, it being expressly acknowledged and agreed by Employee that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Any such injunction shall be available without the posting of any bond or other security, and Employee hereby consents to the issuance of such injunction. Employee further agrees that any such injunctive relief obtained by the Company shall be in addition to, and not in lieu of, monetary damages and any other remedies to which the Company may be entitled. Further, in the event of an alleged breach or violation by Employee of any of the provisions of Sections 4.3, 4.4 or 4.5 hereof, the Non-Disclosure Period, the Non interference Period and/or the Non-Competition Period, as the case may be, shall be tolled until such breach or violation has been cured.

ARTICLE V
TERMINATION OF EMPLOYMENT

5.1              Termination and Triggering Events. Notwithstanding anything to the contrary elsewhere contained in this Agreement, the Employment Period shall terminate upon the occurrence of any of the following events (hereinafter referred to as "Triggering Events"): (a) Employee's death; (b) Employee's Total Disability; (c) Employee's Resignation without Good Reason; (d) a Termination by the Company for Cause; (e) a Termination by the Company Without Cause; or (f) Employee's Resignation for Good Reason.

5.2               Rights Upon Occurrence of a Triggering Event. Subject to the provisions of Section 5.3 hereof, the rights of the parties upon the occurrence of a Triggering Event shall be as follows:

(a)                Resignation Without Good Reason and Termination by the Company for Cause: If the Triggering Event was Employee's Resignation without Good Reason or a Termination by the Company for Cause, Employee shall be entitled to receive his Annual Base Compensation, accrued but unpaid vacation and all other compensation, benefits and reimbursements then due and owing for the period ending as of the end of the effective date of Employee's termination (collectively, the "Accrued Payments and Benefits") in accordance with the policy of the Company, and to continue to participate in the Company's health, insurance and disability plans and programs through that date and thereafter, only to the extent permitted under the terms of such plans and programs.

(b)                Death or Total Disability: If the Triggering Event was Employee's death or Total Disability, Employee (or Employee's designated beneficiary) shall be entitled to receive Employee's Accrued Payments and Benefits plus a pro rata portion of Employee's Annual Target Bonus for the calendar year in which such death or Total Disability occurred (based on the number of days Employee was employed during the applicable calendar year and assuming all applicable performance goals and all the applicable conditions are 100% satisfied), which will be paid in a single lump sum within thirty (30) days of Employee's termination due to Death or Total Disability and in accordance with the policy of the Company, and to continue to participate in the Company's health, insurance and disability plans and programs through the date of termination and thereafter only to the extent permitted under the terms of such plans and programs.

(c)                 Termination by Company Without Cause or Resignation for Good Reason: If the Triggering Event was an involuntary separation from service, as defined in Treasury Regulation 1.409A-1(n), as a result of a Termination by the Company Without Cause or a Resignation for Good Reason (an "Involuntary Separation"), Employee shall be entitled to receive his Accrued Payments and Benefits plus the following severance benefits from the Company (collectively, the "Severance Benefits"):

(i)                (A) Employee's earned but unpaid Annual Target Bonus for the for the year preceding the year of Employee's termination based on achievement of the performance goals, assuming any individual subjective performance goals are fully achieved at 100% of target without exercise of any negative discretion by the Company and (B) Employee's Annual Target Bonus for the year in which such Triggering Event occurs that would have been earned by Employee had he remained employed by the Company through the end of the year (assuming all applicable performance goals and all the applicable conditions are 100% satisfied);

(ii)              severance pay for the twelve (12) month period following the date of termination of Employee's employment with the Company (the "Severance Period"), in an amount per month equal to one-twelfth (1/12th) of Employee's Annual Base Compensation;

(iii)            If Employee elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") following Employee's Involuntary Separation, then the Company will pay 100% of Employee's monthly premiums due for such COBRA coverage from the first date on which Employee loses health coverage as an employee of the Company (with any payments commencing after such date being made retroactively to such date) until the earliest of (i) the date that the Company has paid premiums for COBRA coverage for the Severance Period, (ii) the expiration of Employee's continuation coverage under COBRA or (iii) the date when Employee receives substantially equivalent health insurance coverage in connection with new employment or self-employment; and

(iv)            Employee will receive the Transaction Consideration and a percentage of the cash capital contribution, if any, as set forth in Section 3.5 for Transaction Agreements that are signed or joint ventures that are entered into, in each case, within three (3) months following Employee's Involuntary Separation, with such payment to be made on the seven (7) month anniversary of Employee's Involuntary Separation Date;

provided that Employee shall be entitled to receive such Severance Benefits if (i) Employee has executed and delivered to the Company the General Release substantially in form and substance as set forth in Exhibit B to this Agreement and such release has become effective no later than the thirtieth (30th) day after Employee's Involuntary Separation {the "Deadline Date"); and (ii) Employee has not breached any of his covenants to the Company set forth in this Agreement. Employee will not be entitled to any other severance or other benefits upon termination of employment with respect to acceleration of equity award vesting or severance pay other than those benefits expressly set forth in this Agreement. The severance payment described in clause (i) above shall be paid to Employee in a single lump sum on the first regular payroll date on or after the Deadline Date and the severance pay described in clause (ii) above will be paid in accordance with the Company's standard payroll procedures on the Company's regularly scheduled payroll dates at the payroll rates in effect as of the Involuntary Separation date, commencing with the first regularly scheduled payroll date that occurs on or after the Deadline Date with the first payment being equal to the number of regularly scheduled payroll dates that occurred between the Involuntary Separation date and the date of the first payment multiplied by Employee's Annual Base Compensation rate in effect at the time of Employee's Involuntary Separation.

(d)                Cessation of Entitlements and Company Right of Offset. Except as otherwise expressly provided herein, all of Employee's rights to salary, employee benefits, fringe benefits and bonuses hereunder (if any) which would otherwise accrue after the termination of the Employment Period shall cease upon the date of such termination. The Company may offset any loans, cash advances or fixed amounts which Employee owes the Company against any amounts it owes Employee under this Agreement.

(e)                Section 409A. For purposes of Section 409A, each payment that is paid pursuant to this Agreement is hereby designated as a separate payment. The parties intend that all payments made or to be made under this Agreement comply with, or are exempt from, the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt. Specifically, any severance payments made in connection with Employee's Involuntary Separation under this Agreement and paid on or before the 151t1 day of the 3n1 month following the end of Employee's first tax year in which Employee's Involuntary Separation occurs or, if later, the 15th day of the 3ro month following the end of the Company's first tax year in which Employee's Involuntary Separation occurs, shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(4) and any additional severance provided in connection with Employee's Involuntary Separation under this Agreement shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) (to the extent it is exempt pursuant to such section it will in any event be paid no later than the last day of Employee's 2"d taxable year following the taxable year in which Employee's Involuntary Separation occurs). Notwithstanding the foregoing, if any of the payments provided in connection with Employee's Involuntary Separation do not qualify for any reason to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1 (b)(4), Treasury Regulation Section 1.409A-1(b)(9)(iii), or any other applicable exemption and Employee is, at the time of his Involuntary Separation, a "specified employee," as defined in Treasury Regulation Section 1.409A-1(i) (i.e., Employee is a

"key employee of a publicly traded company), each such payment will not be made until the first regularly scheduled payroll date of the 7lh month after Employee's Involuntary Separation and, on such date (or, if earlier, the date of Employee's death), Employee will receive all payments that would have been paid during such period in a single lump sum.

5.3               Survival of Certain Obligations and Termination Certificate. The provisions of Articles IV, V, VI and VIII shall survive any termination of the Employment Period, whether by reason of the occurrence of a Triggering Event or the expiration of the Initial Term or any Extension Term. Immediately following the termination of the Employment Period, Employee shall promptly return to the Company all property required to be returned to the Company pursuant to the provisions of Section 4.2 hereof and execute and deliver to the Company the Termination Certificate attached hereto as Exhibit A and by this reference made a part hereof.

ARTICLE VI
ASSIGNMENT

6.1               Prohibition of Assignment by Employee. Employee expressly agrees for himself and on behalf of his executors, administrators and heirs, that this Agreement and his obligations, rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by Employee, his executors, administrators or heirs, and shall not be subject to execution, attachment or similar process. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of this Agreement or any such rights, interests and benefits thereunder contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon shall be null and void and without effect and shall relieve the Company of any and all liability hereunder.

6.2               Right of Company to Assign. Except as provided in the next sentence, the rights, but not the obligations of the Company shall be assignable and transferable to any successor-in-interest without the consent of Employee. In the instance of a sale of the Company or the sale of all or substantially all of the assets of the Company, this Agreement and the rights and obligations of the Company hereunder may be assigned to the acquiring party without Employee's consent, and for purposes of this Agreement, such acquirer shall thereafter be deemed to be the Company.

ARTICLE VII
DEFINITIONS

"Applicable Territory" means the United States of America and each other country in which the Company is engaged in the conduct of business.

"Biological Materials" means (i) classical or genetically modified strains, micro or other organisms, genes, proteins, peptides, sugars, metabolites, small molecules, enzymes or DNA, vectors, plasmids, promoters, expression cassettes or other genomic tools and assay materials which are being worked with or on by the Company or which are being worked with or on the Company's behalf by the Company's advisors or research and business collaborators, and (ii) fermentation or other manufacturing processes being utilized by the Company, the Company's research or business collaborators or the Company's third party manufacturers for research, pilot scale and/or commercial manufacture of biotechnology and other products.

"Person" means an individual, partnership, limited liability company, trust, estate, association, corporation, governmental body or other juridical being.

"Resignation without Good Reason" means the voluntary termination of employment hereunder by Employee providing the Company with at least thirty (30) days prior written notice of Employee's intention to terminate the Employment Period.

"Resignation for Good Reason" means Employee's resignation due to the occurrence of any of the following conditions which occurs without Employee's written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a material reduction in Employee's Annual Base Compensation, (ii) the Company (or a successor, if appropriate) requires Employee to relocate his principal place of employment outside of Jupiter, FL, (iii) a change in position within the Company that materially reduces Employee's title, responsibilities or level of authority, or (iv) a material breach by the Company of this Agreement. In order for Employee to resign for Good Reason, Employee must provide written notice to the Company of the existence of the Good Reason condition within sixty (60) days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have sixty (60) days during which it may remedy the Good Reason condition. If the Good Reason condition is not remedied within such sixty (60) day period, Employee may resign based on the Good Reason condition specified in the notice effective no later than sixty (60) days following the expiration of the Company's sixty (60) day cure period.

"Termination by the Company for Cause" means termination by the Company of Employee's employment if in the good faith judgment of the Company's Board of Directors, Employee commits willful fraud, embezzlement, willful misconduct, gross negligence, a felony or a crime involving moral turpitude, disclosed trade secrets or other Confidential Information of the Company in material violation of this Agreement that, in each case, causes material harm to the standing or reputation of the Company, or Employee consistently fails to execute the duties and responsibilities of his employment, including failing to meet the Employee's intended objectives, as reasonably requested by the Company's CEO in writing; provided that. excluding cases of fraud or felony, the termination of Employee's employment hereunder by the Company shall not be deemed a Termination by the Company for Cause unless and until there shall have been delivered to Employee a written notice from an authorized officer of the Company (after reasonable notice (in light of the circumstances surrounding the termination) to and an opportunity for Employee to cure such conditions of Cause within sixty (60) days of receiving such written notice.

"Termination by the Company Without Cause" means a termination of Employee's employment by the Company which is not a Termination by the Company for Cause.

"Total Disability" means Employee's inability, because of illness, injury or other physical or mental incapacity, to perform his duties hereunder (as determined by the Company in good faith) for a continuous period of ninety (90) consecutive days, or for a total of ninety (90) days within any three hundred sixty (360) consecutive day period, in which case such Total Disability shall be deemed to have occurred on the last day of such ninety (90) day or three hundred sixty (360) day period, as applicable.

ARTICLE VIII
GENERAL

8.1                Notices. All notices under this Agreement shall be in writing and shall be deemed properly sent, (i) when delivered, if by personal service or reputable overnight courier service, or (ii) when received, if sent (x) by certified or registered mail, postage prepaid, return receipt requested, or (y) via facsimile transmission (provided that a hard copy of such notice is sent to the addressee via one of the methods of delivery or mailing set forth above on the same day the facsimile transmission is sent); to (A) Employee at the address of his principal place of residence on file with the Company from time to time and (B) to the Company, as follows:

Dyadic International, Inc.
140 lntracoastal Pointe Drive, Suite 404
Jupiter, Florida 334n
Facsimile (561) 743-8343
Attention: CEO

8.2               Governing Law. This Agreement shall be subject to and governed by the laws of the State of Florida without regard to any choice of law or conflicts of law rules or provisions (whether of the State of Florida or any other jurisdiction), irrespective of the fact that Employee may become a resident of a different state.

8.3               Binding Effect. The Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. and Employee and his executors, administrators, personal representatives and heirs.

8.4               Complete Understanding. This Agreement constitutes the complete understanding between the parties hereto with regard to the subject matter hereof, and supersedes any and all prior agreements and understandings relating to the terms of Employee's employment by the Company which shall, to the extent not inconsistent with the terms and provisions of this Agreement, remain in full force and effect as to any rights and obligations of the parties thereunder in existence prior to the date of this Agreement, provided that. in the event of any inconsistency between the provisions of this Agreement and the provisions of any other agreements between Employee and the Company, or in the event of any inconsistency between the rights and obligations of the parties under this Agreement and the rights and obligations of the parties under any prior agreement, the provisions of this Agreement shall control.

8.5               Amendments. No change, modification or amendment of any provision of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

8.6               Waiver. The waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee. The waiver by Employee of a breach of any provision of this Agreement by the Company shall not operate as a waiver of any subsequent breach by the Company.

8.7               Venue. Jurisdiction. Etc. Employee hereby agrees that any suit, action or proceeding relating in any way to this Agreement may be brought and enforced in the Circuit Court of Palm Beach County of the State of Florida or in the District Court of the United States of America for the Southern District of Florida, and in either case Employee hereby submits to the jurisdiction of each such court. Employee hereby waives and agrees not to assert, by way of motion or otherwise, in any such suit, action or proceeding, any claim that Employee is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Employee consents and agrees to service of process or other legal summons for purpose of any such suit, action or proceeding by registered mail addressed to Employee at his address listed in the business records of the Company. Nothing contained herein shall affect the rights of the Company to bring a suit, action or proceeding in any other appropriate jurisdiction. Employee and the Company do each hereby waive any right to trial by jury he or it may have concerning any matter relating to this Agreement. The parties agree that in the event of the institution of any action at law or in equity by either party to enforce the provisions of this Agreement, the losing party shall pay all of the costs and expenses of the prevailing party, including reasonable legal fees, incurred in connection therewith.

8.8               Severability. If any portion of this Agreement shall be for any reason invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect.

8.9               Headings. The headings of this Agreement are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

8.10            Counterparts. This Agreement may be executed in counterparts, both of which, taken together, shall constitute one and the same agreement.

INWITNESS WHEREOF. the parties hereto have caused this Agreement to be duly executed as of the date first above-written .

COMPANY:			EMPLOYEE:

DYADIC INTERNATIONAL, INC.

By:	/s/ Mark A. Emalfarb		Name·	Danai Eric Brooks
	Name	Mark A. Emalfarb	Title:	Executive Vice President and Chief
	Title:	President and CEO		Operating Officer

Schedule A

Parties with reduced 2013 Transaction Compensation

Abengoa Bioenergy Corporation	ETH (Odebrecht Agroindustrial)
Adisseo	Kemin Industries, Inc.
GranBio	ICM Inc.
Biomin	Petrobras
Borregaard AS	Praj Industries Ltd.
Cathay Industrial Biotech	Huve Pharma (Biovet)
Chemtex Group, M&G, BetaRenewables	Sanofi Pasteur
Chr. Hansen A/S	TMO Renewables
Codexis, Inc.	Total S.A.
Dr. Reddy's Laboratories Ltd.	UPM-Kymmene Corporation
Royal DSM	Viand Biotech
KDN	BioGasol
ADM	NOVOZYMES
ICM	Neol BioSolutions (REPSOL),
Iogen	Raizen
Borregaard	Zoetis
Merck Animal Health	Elanco Animal Health
TEVA	OPKO
CIMV	Dong Energy
InBicon	Kemin
Sud Chemie

EXHIBIT A

TERMINATION CERTIFICATE

This is to certify that. except as permitted by the Employment Agreement (as defined below) I do not have in my possession, nor have I failed to return, any software, inventions, designs. works of authorship, copyrightable works, formulas, data, marketing plans, forecasts, product concepts, marketing plans, strategies, forecasts, devices, records, data, notes, reports, proposals. customer lists, correspondence, specifications, drawings, blueprints, sketches, materials, patent applications, continuation applications, continuation in-part applications, divisional applications, other documents or property, or reproductions of any aforementioned items belonging to DYADIC INTERNATIONAL, INC. (the "Company'), or its successors or assigns.

I further certify that I have complied with all the terms of the Employment Agreement dated as of April 29, 2013 between the Company and me (as the same may be amended, restated or otherwise modified, the "Employment Agreement"), relating to the reporting of any Work Product conceived or made by me (solely or jointly with others) covered by the Employment Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Employment Agreement.

I acknowledge that the provisions of the Employment Agreement relating to Confidential Information continue in effect beyond the termination of the Employment Agreement, as set forth therein.

Finally, I further acknowledge that the provisions of the Employment Agreement relating to my (i) anti-pirating, (ii) non-interference and (iii) non-competition covenants to the Company, also remain in effect following the date of my termination of employment with the Company.

Date:
Employee
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EXHIBIT B

GENERAL RELEASE

I, Dania Eric Brooks, in consideration of and subject to the performance by DYADIC INTERNATIONAL, INC., a Delaware corporation (the "Company"), of its material obligations under the Employment Agreement, dated as of April 29, 2013 (as the same may be amended, restated or otherwise modified, the Agreement), do hereby release and forever discharge as of the date hereof the Company and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company, and their direct or indirect owners (collectively, the "Released Parties") to the extent provided below.

1.	I understand that any payments or benefits paid or granted to me under Section 5.2(c) or 5.2(d) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 5.2(c) or 5.2(d) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.

2.	Except as provided in paragraph 4 of this General Release, I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys' fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; Employee Retirement Income Security Act of 1974; any applicable Employee Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, negligent or intentional infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys' fees incurred in these matters) (all of the foregoing collectively referred to herein as the "Claims").

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 of this General Release.

4.	I and the Company mutually agree that this General Release does not waive or release any rights or claims that I may have under: (a) the Age Discrimination in Employment Act of 1967, as amended, which arise after the date I execute this General Release; and (b) any agreements to which I and the Company are parties pertaining to any shares or options to purchase shares of capital stock of the Company owned by me. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against any Released Party, or in the event I should seek to recover against any Released Party in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.	I agree that if I challenge the validity of this General Release, I will forfeit all unpaid amounts otherwise payable by the Company pursuant to Section 5.2(c) or 5.2(d) of the Agreement other than the very first payment due me thereunder, provided that nothing herein contained in this Agreement shall prohibit or bar me from filing a charge, including a challenge to the validity of the Agreement, with the United States Equal Employment Opportunity Commission ("EEOC"), or any state or local fair employment practices agency, or from participating in any investigation, hearing or proceeding conducted by the EEOC, or any state or local fair employment practices agency. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys' fees, and return all payments received by me pursuant to the Agreement.

8.	I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

9.	Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission ("SEC"), the EEOC (or a state or local fair employment practices agency), any self-regulatory organization or governmental entity.

10.	I agree to reasonably cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other
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permitted activities and commitments, provided that I shall have no obligation to expend more than one week of my time in connection with the performance of these activities without reasonable recompense, as mutually and reasonably agreed upon by me and the Company. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, including lodging and meals, upon my submission of receipts.

11.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement.

12.	Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision in any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)	I HAVE READ IT CAREFULLY;

(b)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, AS AMENDED, THE AMERICANS WITH DISABILITIES ACT OF 1990, AS AMENDED; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)	I VOLUNTARI LY CONSENT TO EVERYTHING IN IT;

(d)	I HAVE BEENADVISED TO CONSULTWITH AN ATTORNEY BEFORE EXECUTING ITAND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION IHAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON __________ ____, ____ TO CONSIDER IT AND THE CHANGES MADE SINCE THE __________, ____ VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(f)	THE CHANGES TO THE AGREEMENT SINCE __________ ____, ____ EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST;

(g)	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE ITAND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(h)	IHAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARI LY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
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(i) IAGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BEAMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT INWRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

Date:
Employee

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